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                                                                   Exhibit 10.18


                        RESIGNATION AND RELEASE AGREEMENT


                  AGREEMENT (the "Agreement"), dated as of June 30, 1999, by and between Cardinal Health, Inc., an Ohio corporation (the "Company"), Allegiance Corporation, a Delaware corporation ("Allegiance"), and Lester B.
Knight (the "Executive").

                  WHEREAS, the Executive has been employed as Vice-Chairman of the Company and has been serving as a member of the board of directors of the Company; and

                  WHEREAS, the Executive and Allegiance are parties to the Agreement under Allegiance Change in Control Plan dated as of October 1, 1996 (the "Initial Agreement"), as amended by the Amendment to Change in Control Severance Agreement (the "Amendment Agreement") among Executive, Allegiance and the Company dated as of October 8, 1998 (the Initial Agreement, as amended by the Amendment Agreement, the "Amended Severance Agreement");

                  WHEREAS, by mutual agreement between the Company and the Executive, the Executive shall hereby resign, effective as of June 30, 1999, his positions as Vice-Chairman of the Company, as a member of the board of directors of the Company and as an officer and director of any subsidiary or affiliate of the Company for which HE is serving in such positions.

                  NOW, THEREFORE, BE IT RESOLVED, that the Company and the Executive, in consideration of the covenants herein set forth, hereby agree as follows:



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                  1. DEFINITIONS

                  Capitalized terms not defined herein shall have the meaning set forth in the Amended Severance Agreement.

                  2. RESIGNATION FROM POSITIONS; CONTINUED EMPLOYMENT AND COMPENSATION

                  (a) By mutual agreement with the Company, the Executive hereby resigns, effective as of June 30, 1999, from his positions as Vice-Chairman of the Company and a member of the Board of Directors of the Company, and from all other positions the Executive may currently hold as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates. The Executive shall sign and deliver to the Company such other documents as may be necessary to effect or reflect such resignations.

                  (b) The Company shall pay the Executive his current base salary through June 30, 1999, and shall pay the Executive, on or before September 15, 1999, a bonus of $400,000 under the terms of the Company's Management Incentive Plan for the Company's fiscal year ended in June, 1999.

                  (c) From July 1, 1999 through February 2, 2000 (the "Termination Date"), the Executive shall be employed as an Executive Vice President of Allegiance. During such period of employment, the Executive shall continue to advise and assist in connection with transition issues with respect to the Company and Allegiance merger, and will perform such other duties reasonably assigned to him by the Company's chief executive officer. The Executive's position will not carry any executive authority or policy making responsibility, and will not be an "executive officer" position with respect to the Company or Allegiance. On the Termination Date, the Executive will cease to be an employee of the Company, Allegiance or any of their subsidiaries and will not hold any offices with any such entities. From July 1, 1999 through the




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Termination Date, the Executive's base salary shall be at the rate of $30,000 per month, payable bi-weekly and pro rated for partial months. On or before the Termination Date, the Executive will be paid a bonus of $400,000 for the Company's fiscal year ending in June, 2000. The Executive will not be provided with office space subsequent to June 30, 1999, but shall be provided with secretarial assistance during his continued employment through February 2, 2000. During the Executive's continued employment from July 1, 1999, through February 2, 2000, the Company shall, upon reasonable notice from the Executive, make available to the Executive for his reasonable use a corporate aircraft of the Company (or one of its subsidiaries), or a comparable equivalent. The Executive's use of such aircraft shall not exceed more than seventy hours in the aggregate, and shall be subject to availability. If, prior to the Termination Date, the Executive terminates his employment without the Company's consent or if the Executive's employment is terminated by the Company for "Cause" (as defined in the Amended Severance Agreement), the Executive will no longer be entitled to receive the payments or benefits described in this Section 2(c), but shall remain entitled to the severance benefits set forth in Section 3 of this Agreement.

                  3. SEVERANCE PAYMENTS, BENEFITS AND OBLIGATIONS

                  (a) The Executive will not be entitled to any additional compensation or benefits from the Company, or its subsidiaries or affiliates, except as provided in this Agreement.

                  (b) In satisfaction of the severance payment obligations to the Executive under Sections 2(c)(ii) and 2(c)(v) of the Amended Severance Agreement, commencing upon the Company's first regular payroll date after February 2, 2000, and upon each regular payroll date thereafter for one hundred and fifty-six consecutive weeks, the Company shall pay the Executive a weekly installment of $22,025.58 (the "Severance Payments"). In the event of the Executive's



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death prior to the payment of all of the Severance Payments, the Company shall pay to the Executive's estate (or his beneficiary, as provided in writing to the Company), a lump sum amount equal to the remaining unpaid Severance Payments.

                  (c) Following the Termination Date, the Company will cause the Executive's benefits under the Allegiance Excess Benefit Plan and the Allegiance Retirement Savings Plan to be paid in accordance with the terms of such plans.

                  (d) The Executive acknowledges and agrees that PriceWaterhouseCoopers LLP shall be the accounting firm for purposes of Sections 3 and 4 of the Amended Severance Agreement. The Company and the Executive agree to honor the provisions of Sections 3 and 4 of the Amended Severance Agreement with respect to the Gross-Up Payments.

                  (e) The Company and its subsidiaries will continue to honor, pursuant to their terms, the director and officer indemnification provisions maintained by such entities with respect to the Executive, with respect to actions of the Executive as an officer or director of Allegiance or the Company (or any of its subsidiaries) prior to the Termination Date, including but not limited with respect to actions prior to the Cardinal Merger.

                  (f) The Company will reimburse the Executive for any unreimbursed reasonable business expenses incurred by the Executive prior to the Termination Date, pursuant to the Company's reimbursement policies, following the Executive's presentation of an expense report to the Company.

                  (g) The Executive agrees that the payment of the amounts set forth in this Section 3 is conditioned upon his satisfaction of the terms of
Section 5 of the Amended Severance Agreement and, that, without limiting any other remedies available to the Company, the Company



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shall not be obligated to pay to the Executive any unpaid portion of such payments or perform its obligations under this Section 3 if the Executive fails to comply with the provisions of such Section.

                  (h) This Agreement is intended to clarify and satisfy the obligations of the parties arising under the Amended Severance Agreement, and the Amended Severance Agreement shall be deemed superseded and terminated from and after the date of this Agreement, without any remaining obligation of any party under such agreement, except to the extent otherwise specifically referred to in this Agreement.

                  4. DISPARAGING COMMENTS

                  (a) In accordance with normal ethical and professional standards, prior to and following the Termination Date, the Executive will refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and any of its subsidiaries and affiliates (the "Company Entities") and their trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company Entities. The Executive further agrees not to make any negative statements to third parties relating to his employment or any aspect of the business of the Company Entities and not to make any statements to third parties about the circumstances of the termination of his employment, or the Company Entities and their trustees, officers, security holders, partners, agents and former and current employees and directors, except as permitted pursuant to Section 10 of this Agreement or as may be required by a court or governmental body.

                  (b) The Company and Allegiance agree that they, in their official capacities, shall refrain from, and will instruct their directors and executive officers to refrain



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from, taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Executive.

                  5. CONFIDENTIALITY OF THIS AGREEMENT

                  Except as required by law or regulation, none of the parties hereto will disclose the terms of this Agreement, provided that the Executive may disclose such terms to his financial and legal advisors and his spouse and the Company may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by the Executive and the Company, as the case may be, to maintain the terms of this Agreement in strict confidence.

                  6. RESTRICTIVE COVENANTS

                     (a) The Executive has returned or will promptly (and in any case not more than 60 days following the date hereof without the consent of the Company) return to the Company all Company Information (as defined below), including client lists, files, software, records, computer access codes and instruction manuals which he has in his possession, and agrees not to keep any copies of Company Information. The Executive affirms his obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The term "Company Information" means: (i) confidential information with respect to the Company and its subsidiaries, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of the Company and its subsidiaries, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company; provided, however, that the term "Company Information" shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this paragraph by the Executive or any action by the Executive prior to the Termination Date which would have been a breach of



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the Executive's obligations to the Company in effect at such time. The Executive shall have the right to remove from the offices of the Company any of his personal belongings which do not constitute Company Information.

                  (b) The Executive agrees that he will remain subject to, and hereby agrees to abide by, the terms of Section 5 of the Amended Severance Agreement. Accordingly, the provisions of Section 5(a) of the Amended Severance Agreement will continue through the end of February 2001, and the provisions of
Section 5(b) of the Amended Severance Agreement will continue through February 2, 2002.

                  7. WAIVER OF OTHER PAYMENTS AND BENEFITS; STOCK OPTIONS; RESTRICTED STOCK

                  (a) The compensation and benefits arrangements set forth in this Agreement are in lieu of any rights or claims that the Executive may have with respect to severance or other benefits, or any other form of remuneration from the Company Entities, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and without limiting the generality of the foregoing, the Executive hereby expressly waives any right or claim that he may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance benefits, expenses and attorneys' fees, except as otherwise provided in this Agreement or as mandated under applicable law; provided, however, that the Executive shall continue to participate in his normal employee benefits through the Termination Date.

                  (b) The Executive and the Company acknowledge that (i) upon June 30, 1999, all of the Executive's unvested stock options and unvested restricted stock awards



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outstanding as of such date shall immediately be cancelled and forfeited; and
(ii) following the Termination Date (or the Executive's earlier termination of employment), all of the Executive's vested options outstanding as of the Termination Date (or such earlier termination of employment) shall remain exercisable for three months following the Termination Date (or such earlier termination of employment), and shall then be immediately cancelled.

                  8. INFORMATION REQUESTS/COOPERATION

                  The Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning matters involving facts or events relating to the Company or any other Company Entity that may be within the Executive's knowledge, and to assist the Company and the Company Entities as reasonably requested with respect to pending and future litigations, arbitrations or other dispute resolutions. The Company will reimburse the Executive for his reasonable travel expenses and costs incurred as a result of his assistance under this Section 8.

                  9. NO ADMISSION OF WRONGDOING

                  Nothing contained in this Agreement shall be construed in any way as an admission by any of the parties of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

                  10. WAIVER AND RELEASE.

                  (a) In consideration of the payments and benefits set forth in this Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company Entities and their trustees, officers, security holders, partners, agents, and former and current employees and directors, including without



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limitation all persons acting by, through, under or in concert with any of them
(collectively, "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967) (the "ADEA Release"), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Releasors had, now have, or may have in the future, against each or any of the Releasees from the beginning of the world until the date of the execution of this Agreement. Notwithstanding the foregoing, the Releasors do not waive any rights which Executive may be entitled to seek to enforce this Agreement, including to obtain the payments and benefits expressly provided herein and any claim based upon fraudulent and illegal activity that was not disclosed until subsequent to the date of execution of this Agreement. The Executive acknowledges and agrees that if he or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release in this Section 10(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                  (b) In consideration of the Executive's agreements and covenants set forth in this Agreement, the Company and its subsidiaries (the "Company Releasors") hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and



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all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors now have, or may have in the future, against the Executive with respect to the Executive from the beginning of the world until the date of the execution of this Agreement, other than any claim arising with respect to this Agreement, any claim based upon fraudulent or illegal activity that was not discovered by the Company Releasors until subsequent to the date of execution of this Agreement, or any claim that may be brought derivatively. The Company Releasors acknowledge and agree that if they should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Executive with respect to any cause, matter or thing which is the subject of this Section
10(b), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the Executive may recover from the Company Releasors all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                  (c) The Executive affirms that prior to the execution of this Agreement and the waiver and release in Section 10(a), the Executive was advised by the Company to consult with an attorney of the Executive's choice concerning the terms and conditions set forth herein, and that the Executive was given up to 21 days to consider executing this Agreement, including the ADEA Release in
Section 10(a). The Executive has 7 days following his execution of this Agreement (the "Revocation Period") to revoke the ADEA Release. In the event the Executive revokes the ADEA Release, the Company may cease making the payments set forth in Section 3 of this Agreement.



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                  11. PUBLIC STATEMENT

                  The parties agree that the Executive's termination of employment will be announced at such time as the Company may, in its discretion, determine by the statement attached hereto as Exhibit A, which in no case shall be later than September 1, 1999 without the consent of the Executive, and no subsequent comments shall be made to the media or through other public statements by any party hereto regarding the Executive's termination of employment that are inconsistent with such statement, except as may be required by applicable law or regulation.

                  12. NO RELIANCE

                  The Executive represents and acknowledges that, in executing this Agreement, he has not relied upon any representation or statement made by the Company or Allegiance, not set forth herein.

                  13. GOVERNING LAW; LEGAL FEES

                      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. THE PARTIES HERETO HEREBY AGREE THAT ANY DISPUTE CONCERNING FORMATION, MEANING, APPLICABILITY OR INTERPRETATION OF THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN FRANKLIN COUNTY, OHIO, IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

                      (b) The Company shall pay all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel), when and as incurred by the



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Executive, as a result of contesting or disputing the Executive's termination of employment or any provision of this Agreement, whether or not such contest or dispute is resolved in the Executive's favor but only if the Executive was seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits.

                  14. WARRANTY

                  The parties hereto represent and warrant that there exists no impediment or restraint, contractual or otherwise on their power, right or ability to enter into this Agreement and to perform their duties and obligations hereunder or as contemplated hereby.

                  15. TAXES

                  All payments made to the Executive under this Agreement will be reduced by, or the Executive will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments.

                  16. NO COERCION

                  The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without coercion of any kind.

                  17. ENFORCEABILITY

                  The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.



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                  18. NOTICES

                  All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; that day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Executive, addressed to:

                           Lester Knight
                           155 Thorn Tree Lane
                           Winnetka, Illinois  60093

                  If to the Company (or Allegiance), addressed to:

                           Cardinal Health, Inc.
                           7000 Cardinal Place
                           Dublin, Ohio   43017

                           Attention:  General Counsel

                  or to such other place and with such other copies as any party may designate as to itself or himself by written notice to the others.

                  19. AMENDMENTS; WAIVERS

                  This Agreement may not be amended, modified or terminated, except by a written instrument signed by the parties hereto. Any provision of this Agreement may be waived by a written instrument signed by the party to be charged with such waiver.



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                  20. SUCCESSORS

                  This Agreement shall be binding on the Executive, the Company, Allegiance and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company or Allegiance may be merged, reorganized or liquidated, or by which may be acquired. The obligations of the Company or Allegiance may be assigned only to a wholly-owned subsidiary of the Company; provided, that such assignment shall not relieve the Company of liability hereunder; but, as the obligations to be performed by the Executive hereunder are unique based upon his skills and qualifications, the Executive's obligations under this Agreement may not be assigned.

                  21. ENTIRE AGREEMENT

                  Except as specified herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

                  22. COUNTERPARTS

                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.




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                  IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date and year first written above.


                                    CARDINAL HEALTH, INC.

                                    By: /s/ Robert D. Walter
                                        ---------------------------------------
                                        Robert D. Walter
                                        Its Chairman and Chief Executive Officer



                                    ALLEGIANCE CORPORATION

                                    By: /s/ Robert D. Walter
                                        ---------------------------------------
                                        Robert D. Walter
                                        Its Chairman




                                        /s/ Lester B. Knight
                                        ---------------------------------------
                                        Lester B. Knight





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